Exhibit 99.1 Press Release of Dickie Walker Marine, Inc. dated August 5, 2004

FOR IMMEDIATE RELEASE

Contacts:	Gerald W. Montiel, Chairman and CEO
Todd W. Schmidt, CFO
(760) 450-0360

Dickie Walker Marine Reports Breakeven Quarter

and Third Quarter Results

Oceanside, Calif. – August 5, 2004 — Dickie Walker Marine, Inc. (Nasdaq: DWMA) today reported that net income for the three months ended June 30, 2004 was $2,000 or $0.00 per share, compared to a net loss of $229,000 or $0.06 per share for the three months ended June 30, 2003. Net loss for the nine months ended June 30, 2004 was $574,000 or $0.15 per share as compared to a net loss of $883,000 or $0.24 per share for the nine months ended June 30, 2003.

Net sales for the quarter ended June 30, 2004 were $1,575,000, an increase of 16% from the third quarter of fiscal 2003. The sales increase was attributable to an increase in wholesale and retail sales of Dickie Walker™ brand products, as well as West Marine® private label branded product. Net sales for the nine months ended June 30, 2004 were $3,926,000, an increase of 3% over the nine months ended June 30, 2003. Wholesale and retail sales of Dickie Walker™ brand products showed a 62% period-over-period increase and private label sales decreased by 8% over the nine-month period.

Gerald W. Montiel, Chairman and CEO, stated, “We continue to be very encouraged by the acceptance of our Dickie Walker™ brand products. We are also pleased that our efforts to reduce our product costs and operating expenses have proven successful. Our gross profit percentage improved to 35% for the quarter just ended compared to 29% for the third quarter of fiscal 2003 due to improved sourcing of our products. Our selling, general and administrative expenses for the quarter just ended were down by 15% from prior year’s amounts and are down 10% over the nine-month period.

“As we have previously stated, in order to devote our energies and resources to building and growing the Dickie Walker brand where we feel we have the greatest long-term opportunity to create a successful company, we are exiting the private label business, and consequently expect no significant sales to West Marine in the future. Although the impact of this decision will slow our immediate overall sales growth, we believe that we will ultimately be able to replace the private label revenue with increased sales of the Dickie Walker brand. Looking ahead, the next two quarters, which are typically our slowest quarters of the year, will likely show sales equal to or slightly lower than the comparable quarters of the prior year as we transition our business exclusively to the Dickie Walker brand. However, with our improved sourcing and our reduced operating expenses, we believe that our operating results for those quarters will show improvement over the comparable quarters of the prior year.”

Montiel continued, “We have improved our financial position by converting $687,500 of convertible notes issued in April 2001 into equity. In addition, in a private placement of securities in July, we raised $600,000, which we intend to use to open additional retail stores and for general working capital purposes.”

Dickie Walker Marine, Inc. designs and markets authentic lines of nautically-inspired apparel, gifts and decorative items. With a focus on quality comfortable clothing and classic styling, the Dickie Walker brand is unique in its design and appeal. Dickie Walker apparel combines the look and quality fabrics of comfort apparel with nautically-inspired themes. The Dickie Walker line of lifestyle items features marine-themed decorative and functional accessories for the home, office and boat.

Special Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include, among other things, statements that relate to Dickie Walker Marine’s future plans, expectations, objectives, performance and similar projections, as well as facts and assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. Risks and uncertainties include whether the Company will be able to increase sales through its existing distribution channels; whether the existing retail store and future retail stores will be profitable; competitive pricing pressures; inventory management and shrink issues; the rate that consumers purchase nautical apparel and accessories from our distribution channels (“sell-through”); and other risk factors disclosed from time to time in the Company’s SEC filings.

(Financial statements follow)

Dickie Walker Marine, Inc.

Statements of Operations

In thousands, except per share data (Unaudited)	Three months ended June 30,
	2004		2003
Net sales	$1,575	100%	$1,360	100%
Cost of sales	1,031	65%	972	71%

Gross profit	544	35%	388	29%
Selling, general and administrative expenses	504	32%	593	44%

Income (loss) from operations	40	3%	(205)	(15)%
Other expense – net	(38)	(3)%	(24)	(2)%

Net income (loss)	$2	0%	$(229)	(17)%

Net income (loss) per share–basic and diluted	$0.00		$(0.06)

Shares used in per share calculation	3,967		3,680

Balance Sheets

(In thousands)	June 30, 2004 (Unaudited)	September 30, 2003
Assets:
Cash and cash equivalents	$1,016	$2,688
Accounts receivable – net	228	130
Inventories – net	1,174	797
Property and equipment – net	815	1,001
Other assets	336	233

Total assets	$3,569	$4,849

Liabilities and Stockholders’ Equity:
Accounts payable and accrued expenses	$261	$377
Deferred revenue	—	594
Notes payable to stockholders	281	900
Capital lease obligation	82	114
Stockholders’ equity	2,945	2,864

Total liabilities and stockholders’ equity	$3,569	$4,849

Dickie Walker Marine, Inc.

Statements of Operations

In thousands, except per share data (Unaudited)	Nine months ended June 30,
	2004		2003
Net sales	$3,926	100%	$3,808	100%
Cost of sales	2,720	70%	2,736	72%

Gross profit	1,206	30%	1,072	28%
Selling, general and administrative expenses	1,698	43%	1,895	50%

Loss from operations	(492)	(13)%	(823)	(22)%
Other expense – net	(82)	(2)%	(60)	(1)%

Net loss	$(574)	(15%)	$(883)	(23)%

Net loss per share – basic and diluted	$(0.15)		$(0.24)

Shares used in per share calculation	3,775		3,680